UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2006
INDUS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-2293	94-3273443

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3301 Windy Ridge Parkway, Atlanta, Georgia 30339

(Addresses of Principal Executive Offices, including Zip Code)
(770) 952-8444

(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
      On March 6, 2006, Indus International, Inc. (the “Company”) entered into an employment agreement with Arthur W. Beckman, in connection with his recent promotion to Executive Vice President and Chief Technical Officer (by which he became an executive officer of the Company). Mr. Beckman had previously entered into a change in control severance agreement with the Company on May 5, 2005. The following summary describes certain material provisions of the employment agreement and change of control severance agreement, and the amendment thereto, with Mr. Beckman.
Employment Agreement with Mr. Beckman
      Mr. Beckman’s employment agreement does not have a set term and may only be terminated pursuant to a termination of employment, as described below. The employment agreement contains the following material terms: (i) base salary of $227,9000 (increasing to $234,350); (ii) eligibility for a discretionary annual performance bonus under the Company’s Fiscal 2006 Incentive Compensation Plan; and (iii) participation in equity incentive compensation programs, welfare programs and other compensation programs that are generally provided for the senior executives of the Company.
      The employment agreement also specifies the payments and benefits to which Mr. Beckman is entitled upon the termination of his employment for specified reasons, including death, disability, termination by the Company with or without cause and resignation by Mr. Beckman with or without good reason (as such terms are defined in the employment agreement). If Mr. Beckman’s employment is terminated by the Company without cause, or by Mr. Beckman for good reason, he will receive a severance payment, payable over nine months, in an amount equal to (i) nine months of Mr. Beckman’s then-current annual base salary; and (ii) a pro-rata portion of his target annual bonus for the performance year in which his termination occurs. The Company will also pay for full COBRA benefits for Mr. Beckman and his dependents, subject to certain limitations, for the earlier of 18 months or until he receives health, medical, and/or dental benefits from a new employer. Mr. Beckman must sign a separation agreement and standard release of claims in order to receive the severance benefits described above.
      Upon the termination of Mr. Beckman’s employment by reason of death or disability, his employment agreement will terminate without further obligations of the Company other than the payment of his unpaid base salary through the date of termination and any unpaid‚ accrued vacation pay‚ and any other amounts or benefits to which he is entitled under any of the Company’s plans, programs, policies, practices or contracts then in effect.
     Upon the termination of Mr. Beckman’s employment for cause‚ or by Mr. Beckman without good reason, his employment agreement will terminate without further obligations of the Company, the vesting of any stock options held by Mr. Beckman will terminate immediately, any compensation payable under his employment agreement will terminate immediately, and he will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.
     The employment agreement provides that if a payment to or for the benefit of Mr. Beckman would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive the greater of his full severance payment, or a severance payment reduced to the extent necessary such that the payment will not be subject to the excise tax.
     Mr. Beckman has agreed in his employment agreement that for a period of one year following the termination of his employment with the Company for any reason, he will not disclose any confidential information, solicit employees of the Company to terminate their employment with the Company, solicit customers of the Company with whom he has had material contact, or provide competitive services.
Change of Control Severance Agreement with Mr. Beckman
     On May 5, 2005, the Company entered into a change of control severance agreement with Mr. Beckman and this agreement was amended on March 6, 2006, in relation with his promotion. The change of control severance agreement has a one-year term; provided, however, that the Compensation Committee may affirmatively extend the term of the agreement at any time. The change of control severance agreement specifies the payments and benefits to which Mr. Beckman is entitled upon the termination of employment following a change of control. If Mr. Beckman’s employment is terminated by the Company for any reason other than cause, or by Mr. Beckman for good reason, (i) within 24 months following a change of control, or (ii) within six months prior to the date on which a change of control occurs, and such termination arose in connection with or in anticipation of a change of control, then he will receive a lump sum severance amount equal to one times his then-current base salary and annual bonus target for the performance year in which the change of control occurs. The Company will also reimburse Mr. Beckman for full COBRA expenses for the earlier of 18 months or until he receives health, medical, and/or dental benefits from a new employer. In addition, any stock options and restricted stock held by Mr. Beckman will immediately vest and in the case of stock options become exercisable.
     In the event that Mr. Beckman becomes entitled to severance payments and/or benefits in connection with the termination of his employment pursuant to the change in control severance agreement, he will not be entitled to severance payments and/or benefits pursuant to his employment agreement. If Mr. Beckman’s employment is terminated by reason of death or disability, by the Company for cause, or voluntarily by him, he will not receive severance benefits under the change of control severance agreement.
     The change of control severance agreement provides that if a payment to or for the benefit of Mr. Beckman would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive the greater of his full severance payment, or a severance payment reduced to the extent necessary such that the payment will not be subject to the excise tax.
     Mr. Beckman has agreed in his change of control severance agreement that for a period of one year following the termination of his employment with the Company for any reason, he will not disclose any confidential information, solicit employees of the Company to terminate their employment with the Company, solicit customers of the Company with whom he has had material contact, or provide competitive services. Mr. Beckman must abide by such restrictive covenants in order to receive the benefits under his change in control severance agreement.
Extension of Change of Control Severance Agreements
     In addition to Mr. Beckman, the Company maintains change of control severance agreements with certain other executive officers, including Gregory J. Dukat, President and Chief Executive Officer, Joseph T. Trino, Executive Vice President of Corporate Strategy, John D. Gregg, Executive Vice President of Field Operations, and Patrick D. Henn, Executive Vice President and Chief Financial Officer (collectively with Mr. Beckman, the “Executives”). On March 2, 2006, the Compensation Committee of the Board of Directors extended the term of such agreements to May 31, 2007, pursuant to its authority under Section 1 of the agreements. The Compensation Committee took this action as part of its annual review of executive compensation and its on-going planning for the Company’s next fiscal year. The Company has memorialized such extension in a letter to each executive.
     A description of the material terms of such change of control severance agreements was included in the Company’s Current Report on Form 8-K, under the subheading “Change of Control Severance Agreements with Executives,” as filed with the Securities and Exchange Commission on October 4, 2005, with respect to Messrs. Dukat, Trino and Gregg, and on September 27, 2005, with respect to Mr. Henn. Such descriptions are incorporated herein by reference. The summary of Mr. Beckman’s agreement is provided above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUS INTERNATIONAL, INC.

/s/ Gregory J. Dukat

Name: Gregory J. Dukat
Title: President and Chief Executive Officer
Date: March 8, 2006